EXHIBIT 10.8

REAL PROPERTY

PURCHASE AND SALE AGREEMENT

between

VETANOVA INC (“Purchaser”)

and

GROWCO PARTNERS 2, LLC (“Seller”)

dated as of

June 11, 2021

REAL PROPERTY PURCHASE AND SALE AGREEMENT

This REAL PROPERTY PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of June 11, 2021 (the “Effective Date”), is entered into between VetaNova Inc., a Nevada corporation (“Purchaser” or “Company”), having an address at 335 A Josephine Street, Denver, Colorado 80206, and GrowCo Partners 2, LLC, a Colorado limited liability company (“Seller”), having an address at 335 A Josephine Street, Denver, Colorado 80206. Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is the owner of the Property (as hereinafter defined); and

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell the Property to Purchaser and Purchaser desires to purchase the Property from Seller.

NOW WHEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

CONVEYANCE OF THE PROPERTY

Section 1.01 Subject of Conveyance. Seller agrees to sell, transfer, and convey to Purchaser and Purchaser agrees to purchase and accept delivery from Seller, upon the terms and conditions hereinafter set forth, all right, title, and interest of Seller in and to the following described real property:

Parcel 2 of land survey plat for GrowCo recorded May 18th 2015 at reception no. 2004707, a portion of the Southeast 1/4 of Section 15, T 22 S, R 63 West of the 6th Principal Meridian, Pueblo County Colorado to wit:

Commencing at the East 1/4 Corner of said Section 15; thence S89° 02’ 53” W, a distance of 29.99 feet to the True Point of Beginning; thence S00° 13’ 17” E, a distance of 1303.93 feet; thence S89° 04’ 54”W, a distance of 1312.86 feet; thence N00° 55’ 06”W, a distance of283.59 feet; thence S89° 04’ 54”W, a distance of630.20 feet; thence N00° 55’ 06” W, a distance of 503.00 feet; thence N89° 04’ 54” E, a distance of1282.09 feet; thence N00° 55’ 06” W, a distance of 516.84 feet; then N89° 02’ 53” E, a distance of 676.83 feet to the True Point of Beginning, containing 39.067 Acres, more or less.

and,

Parcel 4 of land survey plat for GrowCo recorded May 18th 2015 at reception no. 2004707, a portion of the Southeast 1/4 of Section 15, T 22 S, R 63 West of the 6th Principal Meridian, Pueblo County Colorado to wit:

Commencing at the Southeast Corner of said Section 15; thence N 45° 32’ 51” W, a distance of. 42.18 feet to the True Point of Beginning; thence S89° 06’ 55”W, a distance of 1001.76 feet; thence N00° 53’ 05”W, a distance of 616.18 feet; thence S88° 49’ 55”W, a distance of945.94 feet; thence N00° 55’ 06”W, a distance of 503.00 feet; thence ,N89° 04’ 54”E, a distance of 1378.83 feet; thence N00° 55’ 06”W, a distance of18K19 feet; thence N89° 04’ 54”E, a distance of 584.36 feet; thence S00° 13’ 17” E, a distance fJ303.92foet to the True Point of Beginning, containing 39.215 Acres, more or less.

having an address of 39335 Harbour Road, Pueblo, Colorado 81006 (“Property”) together with all:

(a) all buildings and improvements located on the land included in the Property, including, without limitation, a greenhouse facility consisting of 90,000 sq ft of growing space and 15,000 sq ft of warehouse space, and all of Seller’s right, title, and interest in and to any and all fixtures attached thereto (collectively, the “Improvements”);

(b) all rights appurtenant to the land included in the Property, if any, including without limitation, any strips and gores abutting the land included in the Property, and any land lying in the bed of any street, road, or avenue in front of, or adjoining the land included in the Property, to the center line thereof;

(c) all other rights, privileges, easements, licenses, appurtenances, and hereditaments relating to the Property;

(d) all plans, surveys, specifications, drawings, architectural and engineering drawings, and other rights relating to the construction of the Property (collectively, the “Plans and Surveys”);

(e) any permit, entitlement, governmental approval, certificate of occupancy, license, or other form of authorization or approval issued by a government agency or authority and legally required for the construction, ownership, operation, and use of the Property to the extent transferable with the sale of the Property (collectively, the “Assumed Permits and Licenses”);

(f) any written warranty, guaranty, or other obligation from any contractor, manufacturer, or vendor to any improvements, furnishings, fixture, or equipment located at the Property, to the extent assignable in connection with the sale of the Property (“Assumed Warranties and Guaranties”); and

(g) all rights, title, and interests of Seller in and to: (i) computer software used in connection with any computer systems located at the Property; websites, email addresses, and social media accounts used on or in connection with the Property; (iii) trademarks, trade names, service marks, and other intellectual property rights held or used in connection with the Property or the operations thereon; (iv) other intangibles associated with the Property, including, without limitation, goodwill, logos, and designs related to the Property and other general intangibles relating to the Property; and (v) all telephone exchange numbers specifically dedicated and identified with the Property (collectively, the “Intangible Property”).

ARTICLE II
PURCHASE PRICE

Section 2.01 Purchase Price. The purchase price to be paid by Purchaser to Seller for the Property isTwenty Million (20,000,000) Common Shares, par value $0.0001 of the Company1 (the “Purchase Price” or “Shares”). The Purchase Price shall be due and paid by Purchaser to Seller at Closing.

ARTICLE III
DUE DILIGENCE INVESTIGATION

Section 3.01 Due Diligence/Purchaser’s Access. At any time prior to thirty (30) days after the Effective Date (“Due Diligence Period”), Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers, and contractors (collectively, “Purchaser’s Representatives”) shall have the right to enter upon and pass through the Property during normal business hours to examine and inspect the same, as well as conduct reasonable tests, studies, investigations, and surveys to assess utility availability, soil conditions, environmental conditions, physical condition, and the like of the Property, review the Materials (as defined below), and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and Purchaser’s intended use thereof (collectively, the “Inspections”), on the condition that such entry and Inspections (including the scope of any environmental testing) are coordinated with and approved in advance by Seller, which coordination and approval may be done or given by phone, except with respect to invasive environmental testing, which must be done and given in writing, in each case, such approvals not to be unreasonably withheld, conditioned or delayed.

1 As described in Item 11 of the Form 10-12 G/A filed by the Company with the US Securities and Exchange Commission (“SEC”) dated March 29, 2021.

Section 3.02 Expiration of Due Diligence Period. If any of the matters in Section 3.01 or any other title or survey matters are unsatisfactory to Purchaser for any reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, then Purchaser shall have the right to terminate this Agreement by giving written notice to that effect to Seller and Title Company no later than 5:00 p.m. on the date of expiration of the Due Diligence Period. If Purchaser provides such notice, this Agreement shall terminate and be of no further force and effect. If Purchaser fails to provide Seller with written notice of termination prior to the expiration of the Due Diligence Period, Purchaser’s right to terminate under this Section 3.01 shall be permanently waived and this Agreement shall remain in full force and effect, and Purchaser’s obligation to purchase the Property shall be conditional only as specifically provided in this Agreement.

Section 3.03 Purchaser’s Inspection Obligations. Purchaser shall indemnify, hold harmless and defend Seller from any losses to the extent caused by Purchaser’s Inspections under Section, 3.01 but expressly excluding losses arising out of latent defects, the displacement or disturbance of Hazardous Materials not placed on the Property by Purchaser or Purchaser’s Representatives, the discovery of pre-existing conditions, the negligence or misconduct of Seller, or any diminution in value in the Property arising from, or related to, matters discovered by Purchaser during its investigation of the Property. In addition, if this Agreement is terminated, Purchaser shall repair any damage to the Property to the extent caused by its entry thereon and shall restore the same to the condition in which it existed prior to such entry; provided, however, that Purchaser shall have no obligation to repair any damage to the extent caused by Seller’s negligence or misconduct, to remediate, contain, abate or control any Hazardous Materials not placed on the Property or negligently disturbed by Purchaser or Purchaser’s Representatives, or to repair or restore any latent condition discovered by Purchaser or Purchaser’s Representatives.

Section 3.04 Property Materials. Within ten (10) days after the Effective Date, and to the extent the same exist and are in Seller’s possession or control, Seller shall deliver to Purchaser (which delivery may be made electronically or through a web based share site) the documents set forth on Schedule 3.04 attached hereto (together with any other documents or information provided by Seller or its agents to Purchaser with respect to the Property (the “Materials”).

ARTICLE IV

TITLE

Section 4.01 Title Documents. Within ten (10) days after the Effective Date, Seller shall cause to be delivered to Purchaser a standard form commitment or preliminary title report (“Title Commitment”) to provide an ALTA owner’s title insurance policy for the Property in an amount equal to the value of the Purchase Price2 (the “Title Policy”), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the “Title Documents”). Seller shall be responsible only for payment of the basic premium for the Title Policy and the title fees for the removal of removable standard pre-printed exceptions to the title insurance. Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements. Seller and Purchaser shall use a title company mutually agreed to by them as the title company issuing the Title Commitment and Title Policy, Closing the transactions contemplated herein, and otherwise performing the services customarily performed by a title company in a real property purchase and sale transaction (the “Title Company”). Except as set forth in this Section 4.01 and elsewhere in this Agreement, Seller and Purchaser shall share equally in the payment of the fees and costs charged by the Title Company in the Closing of the transactions contemplated herein.

2 For purposes of ARTICLE IV, the value of the Purchase Price shall be $3,500,000.00.

Section 4.02 Survey. Purchaser may, at its sole cost and expense, order a new or updated ALTA survey of the Property (the “Survey”). If Purchaser orders a Survey, Purchaser shall deliver a copy of the Survey to Seller within five (5) days after its receipt thereof.

Section 4.03 Objection and Response Process. On or before the expiration of the Due Diligence Period (the “Objection Deadline”), Purchaser shall give written notice (the “Objection Notice”) of any matter set forth in the Title Documents and the Survey to which Purchaser objects. If Purchaser fails to tender an Objection Notice on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Survey. On or before five (5) days after receiving the Objection Notice, (the “Response Deadline”), Seller may give Purchaser written notice (the “Response Notice”) of those objections Seller is willing to cure, if any. If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice. If Purchaser is dissatisfied with the Response Notice or the lack of Response Notice, Purchaser may, as its exclusive remedy, terminate this Agreement by delivering written notice to Seller within ten (10) days after the Response Deadline. If Purchaser fails to timely exercise such right, Purchaser shall be deemed to accept the Title Documents and Survey with resolution, if any, of the objections set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the objections) and without any reduction or abatement of the Purchase Price. If Seller fails to cure any objections which Seller agreed to cure in the Response Notice by the date that is ten (10) days after the Objection Deadline, then Purchaser may, as its exclusive remedy, either (a) accept the Title Documents and Survey without resolution of such objections and without any reduction or abatement of the Purchase Price, or (b) terminate this Agreement by delivering written notice to Seller prior to Closing. If Purchaser terminates this Agreement pursuant to this Section 0, this Agreement shall have no further force or effect. Notwithstanding anything to the contrary set forth above, in no event shall Purchaser be deemed to have agreed to accept title subject to (i) monetary liens, encumbrances or security interests against Seller and/or the Property or any real estate taxes, (ii) encumbrances that have been voluntarily placed against the Property by Seller after the Effective Date without Purchaser’s prior written consent and that will not otherwise be satisfied on or before the Closing, or (iii) exceptions that can be removed from the Title Commitment by Seller’s delivery of a customary owner’s title affidavit or gap indemnity (all of the foregoing hereinafter collectively referred to as the “Seller’s Required Removal Items”).

Section 4.04 Subsequently Disclosed Exceptions. At its sole cost and expense, Seller shall cause the Title Company to update the Title Commitment at least ten (10) but not fewer than five (5) days prior to the Closing. If at any time following the date that is ten (10) days prior to the expiration of the Due Diligence Period, any update to the Title Commitment discloses any additional item that Materially adversely affects title to the Property that was not disclosed on any version of or update to the Title Commitment delivered to Purchaser during the Due Diligence Period (the “New Exception”), Purchaser shall have a period of ten (10) days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Exception. “Materially”, as used herein, means such New Exception that would hinder Purchaser’s ability to use the Property for its intended purpose, preclude such use altogether, or would, in Purchaser’s sole discretion, have the effect of adversely affecting the value or use of the Property by an amount exceeding five percent (5%) of the value of the Purchase Price. If Purchaser disapproves of the New Exception, Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to cure the New Exception. If Seller elects to cure the New Exception, Seller shall be entitled to reasonable extension of the Closing Date to cure the New Exception. If Seller fails to deliver a notice to Purchaser within three (3) days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception. If Purchaser is dissatisfied with Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either to: (a) terminate this Agreement or (b) waive the New Exception and proceed to Closing, in which event Purchaser shall be deemed to have approved the New Exception. If Purchaser fails to notify Seller of its election to terminate this Agreement in accordance with the foregoing sentence within ten (10) days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

ARTICLE V
CLOSING

Section 5.01 Closing Date. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place no later than July 12, 2021 (“Closing Date”).

Section 5.02 Seller’s Closing Deliverables. At Closing, Seller shall deliver or cause to be delivered to Purchaser, (a) one (1) original warranty deed for the Property described in Section 1.01 in substantially the form attached hereto as Exhibit A, duly executed with the appropriate acknowledgment form and otherwise in proper form for recording so as to convey title to the Property to Purchaser as required by this Agreement, and (b) a Title Policy as set forth in Section 4.01.

Section 5.03 Purchaser’s Deliverables. Purchaser shall deliver or cause to be delivered to Seller, the Shares in book-entry form.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.01 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser on and as of the date of this Agreement and on and as of the Closing Date, as follows:

(a) Seller is a limited liability company, duly formed, validly existing, and in good standing under the laws of the State of Colorado, is qualified to conduct business in the State of Colorado and has the requisite power and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

(b) The execution, delivery, and performance of this Agreement by Seller and all agreements, instruments, and documents herein provided to be executed by Seller on the Closing Date: (i) do not violate the operating agreement of Seller, or any contract, agreement, commitment, lease, order, judgment, or decree to which Seller is a party; and (ii) the appropriate and necessary action has been taken by Seller and has been duly authorized by the consent of the members and managers of Seller and the appropriate and necessary action has been taken by such members and managers on the part of Seller. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof. This Agreement is valid and binding upon Seller, subject to bankruptcy, reorganization, and other similar laws affecting the enforcement of creditors’ rights generally.

(c) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby is prohibited by, or requires Seller to obtain any consent, authorization, approval, or registration under any law, statute, rule, regulation, judgment, order, writ, injunction, or decree which is binding upon Seller which has not been previously obtained.

(d) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(e) There is no litigation, arbitration, or other legal or administrative suit, action, proceeding, or investigation pending or threatened against or involving Seller or the ownership or operation of the Property, including, but not limited to, any condemnation action relating to the Property.

(f) Seller has not entered into any service, maintenance, supply, leasing, brokerage, and listing and/or other contracts relating to the Property (along with all amendments and modifications thereof, the “Service Contracts”) which will be binding upon the Purchaser after the Closing.

(g) Seller has not received notice of any material violation of any law or municipal ordinance, order, or requirement noted or issued against the Property by any governmental authority having jurisdiction over the Property, that has not been cured, corrected, or waived as of the Effective Date.

(h) Seller has not placed any, and to Seller’s knowledge, there are no Hazardous Materials installed, stored in, or otherwise existing at, on, in, or under the Property in violation of any Environmental Laws. “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials. “Environmental Laws” means, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal, state, county, municipal, and other local laws governing or relating to Hazardous Materials or the environment together with their implementing regulations, ordinances, and guidelines.

(i) Seller has not: (i) filed any voluntary or had involuntarily filed against it in any court or with any governmental body pursuant to any statute either of the United States or of any State, a petition in bankruptcy or insolvency or seeking to effect any plan or other arrangement with creditors, or seeking the appointment of a receiver; (ii) had a receiver, conservator, or liquidating agent or similar person appointed for all or a substantial portion of its assets; (iii) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (iv) given notice to any person or governmental body of insolvency; or (v) made an assignment for the benefit of its creditors or taken any other similar action for the protection or benefit of its creditors. Seller is not insolvent and will not be rendered insolvent by the performance of its obligations under this Agreement.

(j) Seller understands that the Shares are (i) “restricted securities” and have not been registered under the Securities Act of 1933 (the “Securities Act”) or any applicable state securities law. Seller is acquiring the Shares for Seller’s own account and not with a view towards, or for resale in connection with, a public sale or distribution, except pursuant to sales registered under, or exempted from, the registration requirements of the Securities Act, and (ii) being sold to Seller in reliance on specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Seller set forth herein in order to determine the availability of such exemptions.

(k) Seller acknowledges and understands that its acquisition of the Shares involves a significant degree of risk including, the Company’s development stage business and limited operating history which may require substantial funding, the speculative nature of the Shares and the possibility of the complete loss in value of the Shares, transferability of the Shares is, and may continue to be, extremely limited, and no anticipation by the Company to pay dividends.

(l) Seller understands that any certificates, book-entry statement, or other instruments representing the Seller’s Shares, shall bear a restrictive legend in substantially the following form:

THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS, AND SUCH SHARES MAY NOT BE SOLD PLEDGED OR TRANSFERRED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SAID ACT OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

(m) No consent, approval, order, or authorization of registration, qualification, designation, declaration, or filing with any government or governmental authority of any jurisdiction is required on the part of Seller in connection with Seller’s acquisition of the Shares.

(n) Seller is an “accredited investor” as that term is defined in Rule 501 of the Securities Act.

Section 6.02 Purchaser’s/Company’s Representations and Warranties. Purchaser/Company represents and warrants that:

(a) Purchaser is a corporation duly formed, validly existing, and in good standing under the laws of the State of Nevada, is qualified to conduct business in the States of Nevada and Colorado and has the requisite power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

(b) The execution, delivery, and performance of this Agreement by Purchaser and all agreements, instruments, and documents herein provided to be executed by Purchaser on the Closing Date: (i) do not violate the articles of incorporation or bylaws, as amended and restated, of Purchaser, or any contract, agreement, commitment, lease, order, judgment, or decree to which Purchaser is a party; and (ii) have been duly authorized by the consent of the shareholders, officers, and directors of Purchaser and the appropriate and necessary action has been taken by such shareholders, officers, and directors on the part of Purchaser. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Purchaser have the legal power, right, and actual authority to bind Purchaser to the terms and conditions hereof and thereof. This Agreement is valid and binding upon Purchaser, subject to bankruptcy, reorganization, and other similar laws affecting the enforcement of creditors’ rights generally.

(c) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby is prohibited by, or requires Purchaser to obtain any consent, authorization, approval, or registration under any law, statute, rule, regulation, judgment, order, writ, injunction, or decree which is binding upon Purchaser which has not been previously obtained.

(d) To the best of its knowledge, there are no judgments, orders, or decrees of any kind against Purchaser unpaid or unsatisfied of record, nor any actions, suits, or other legal or administrative proceedings pending or, to the best of Purchaser’s actual knowledge, threatened against Purchaser, which would have any material adverse effect on the business or assets or the condition, financial or otherwise, of Purchaser or the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(e) The Shares (i) have been duly and validly authorized and when issued and paid for pursuant to this Agreement, shall be validly issued, fully paid and nonassessable, free and clear of all encumbrances and restrictions except for restrictions on transfer set forth in Section 6.01 hereof or imposed by applicable securities laws, and (ii) are registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Company has taken no action designed to, or which to the Company’s knowledge, is likely to have the effect of, terminating the registration of the Shares under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.

(f) The Company and its subsidiaries have paid all federal, state, local, and foreign taxes and file all tax returns required to be paid and filed as of the Effective Date, and there is no tax deficiency that has been, or in the Company’s estimation could reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets.

(g) No “bad actor” disqualifying event described in Rule 506(d)(1)(i) through (viii) under the Securities Act is applicable to the Company or, to the Company’s knowledge, any person listed in the first paragraph of Rule 506(d)(1) under the Securities Act, except for such a disqualifying event as to which Rule 506(d)(2)(ii) through (iv) or (d)(3) under the Securities Act is applicable.

(h) The representations and warranties set forth in this Section 6.02 shall be continuing and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made at that time, shall survive the Closing, and shall not be affected by any investigation, verification, or approval by any Party or anyone on behalf of any Party to this Agreement.

ARTICLE VII
SELLER’S COVENANTS

Section 7.01 Leases/Possession.

(a) During the period from the Effective Date until the Closing Date, Seller shall not enter into any new lease of the Property, submit or consider any proposal for such new lease, or terminate, amend, or modify any existing lease without Purchaser’s prior written consent.

(b) Seller shall cause the Property to be free and clear of any possessory interest whether under a lease or otherwise on the Closing Date, except where approved by Purchaser in writing prior to the Closing Date.

Section 7.02 Maintenance and Repairs. During the period from the Effective Date until the Closing Date, Seller shall cause the Property, and the Improvements, to be maintained in substantially the same manner as prior to the date of this Agreement pursuant to Seller’s normal course of business. Seller shall not cause or make any new improvements, alterations, or demolition to the Property.

Section 7.03 Service Contracts. Following the Effective Date, Seller shall not enter any new Service Contract which is not terminable on thirty (30) days prior notice without Purchaser’s prior written consent, which may be withheld in Purchaser’s sole discretion. On or before to the Closing, Seller shall, at its sole cost and expense, terminate all Service Contracts, except for those Service Contracts (including any new Service Contracts entered into by Seller in accordance with this Section 7.03) which Purchaser elects (in its sole discretion) to assume (the “Assumed Contracts”), by written notice to Seller.

ARTICLE VIII
NOTICES

Section 8.01 Delivery of Notices. Unless specifically stated otherwise in this Agreement, all notices, demands, consents, approvals, waivers, or other communications (for purposes of this Section 8.01 collectively referred to as “Notices”) shall be in writing and delivered to Purchaser and Seller at the addresses set forth in Section 8.02, by one of the following methods:

(a) personal delivery, whereby delivery is deemed to have occurred at the time of delivery;

(b) overnight delivery by a nationally recognized overnight courier company, whereby delivery is deemed to have occurred the Business Day (as defined below) following deposit with the courier;

(c) registered or certified mail, postage-prepaid, return receipt requested, whereby delivery is deemed to have occurred on the third Business Day following deposit with the United States Postal Service; or

(d) electronic transmission (facsimile or email) provided that such transmission is completed no later than 5:00 pm on a Business Day and the original is also sent by personal delivery, overnight delivery or by mail in the manner previously described, whereby delivery is deemed to have occurred at the end of the Business Day on which the electronic transmission is completed.

Section 8.02 Parties’ Addresses.

(a) Unless changed in accordance with Section 8.02(b) of this Agreement, the addresses for all communications and notices shall be as follows:

If to Seller:

Name: GrowCo Partners 2, LLC

attn: John McKowen

Address: Set forth above.

Email: john@vtanva.com

If to Purchaser:

Name: VetaNova Inc.

attn: John McKowen

Address: Set forth above.

Email: john@vtanva.com

(b) Any Party may, by notice given in accordance with this Article, designate a different address or person for receipt of all communications or notices

ARTICLE IX
CONFIDENTIALITY AND PRESS RELEASE

Section 9.01 Confidentiality. Each Party covenants and agrees not to communicate: (a) the terms or any aspect of this Agreement and the transactions contemplated hereby; and (b) the content of any and all information in respect of the Property or Shares which is supplied by either Party, as the case may be, (collectively, the “Confidential Information”) to any person or entity, without the express written consent of such Party; provided, however, that a Party may, without consent, disclose the Confidential Information: (i) to its respective advisors, consultants, attorneys, accountants, partners, investors, and lenders (the “Transaction Parties”) without the express written consent of the disclosing Party, so long as any such Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof; and (ii) if disclosure is required by law or by regulatory or judicial process, provided that in such event the disclosing Party shall notify the other Party in writing of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, reasonably cooperating with the other Party to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such Confidential Information by such tribunal and shall disclose only that portion of the Confidential Information which it is legally required to disclose. The foregoing confidentiality obligations shall not apply to the extent that any such Confidential Information is a matter of public record or is provided in other sources readily available to the real estate industry other than as a result of disclosure by a Party or its Transaction Parties. Each Party shall indemnify, defend, and hold the other Party harmless from, any and all claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising in connection with such Party’s obligations under this Section 9.01 and/or the disclosure of any Confidential Information by such Party and/or by such Party’s Transaction Parties in violation of this Section 9.01.

Section 9.02 Return or Destruction of Confidential Information. As of the Closing Date or in the event of a termination of this Agreement, if applicable, such confidentiality shall be maintained by the Parties and all Confidential Information in accordance with the written request of either Party shall be either promptly: (a) returned to the disclosing Party; or (b) destroyed by the non-disclosing Party, with any such destruction confirmed in writing.

Section 9.03 Survival. The provisions of this Article shall survive the Closing or earlier termination of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.01 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado without regard to its conflict of laws principles.

Section 10.02 Merger; No Representations. This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. This Agreement is entered into after full investigation, no Party is relying upon any statement or representation, not set forth in this Agreement, made by any other Party.

Section 10.03 No Survival. Except as otherwise provided in this Agreement, no representations, warranties, covenants, or other obligations of Seller set forth in this Agreement shall survive the Closing and no action based thereon shall be commenced after the Closing.

Section 10.04 Business Days. Whenever any action must be taken (including the giving of notices) under this Agreement during a certain time period (or by a particular date) that ends or occurs on a non-business day, then such period (or date) shall be extended until the next succeeding Business Day. As used herein, the term “Business Day” shall mean any day other than a Saturday, a Sunday, or a legal holiday on which national banks are not open for general business in the State of Colorado.

Section 10.05 Modifications and Amendments. This Agreement cannot under any circumstance be modified or amended orally and no agreement shall be effective to waive, change, modify, terminate, or discharge this Agreement, in whole or in part, unless such agreement is in writing and is signed by both Seller and Purchaser.

Section 10.06 Successors and Assigns; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs or successors and permitted assigns. Purchaser shall have the right to assign, transfer, or convey its rights and obligations under this Agreement or in the Property without the prior written consent of Seller, provided that any assignee shall assume all of Purchaser’s obligations hereunder and succeed to all of Purchaser’s rights and remedies hereunder and written notice to Seller of the assignment and assumption must be delivered to Seller prior to the Closing. If an assignee assumes all of Purchaser’s obligations under this Agreement in writing, then upon the effective date of the assignment of this Agreement to such assignee, Purchaser shall be released from all obligations under this Agreement.

Section 10.07 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect, invalidate, or render unenforceable any other term or provision of this Agreement. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.08 Further Assurances. Each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby, provided such documents are customarily delivered in real estate transactions in the State of Colorado and do not impose any material obligations upon any Party hereunder except as set forth in this Agreement.

Section 10.09 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.

Section 10.10 Headings. The captions or paragraph titles contained in this Agreement are for convenience and reference only and shall not be deemed a part of the text of this Agreement.

Section 10.11 No Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party providing the waiver. No waiver by either Party of any failure or refusal to comply with any obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

Section 10.12 No Offer. This Agreement shall not be deemed an offer or binding upon Seller or Purchaser until this Agreement is fully executed and delivered by Seller and Purchaser.

Section 10.13 Waiver of Jury Trial. SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY SUCH PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. In the event of default and litigation commenced, the prevailing Party shall be entitled to recover attorney’s fees and costs from the non-prevailing Party.

Section 10.14 Remedies in the Event of Default.

(a) If Purchaser shall default in the observance or performance of Purchaser’s obligations under this Agreement and the Closing does not occur as a result thereof (a “Purchaser Default”), Seller shall have the right to (i) cancel this Agreement, whereupon this Agreement shall terminate and neither Party shall have any further rights or obligations with respect to each other or this Agreement; or (ii) seek specific performance, damages, or both. And Purchaser shall reimburse Seller for Seller’s Costs (which reimbursement obligation shall survive the termination of this Agreement). The term “Seller’s Costs” is defined for the purpose of this Agreement as the expenses, if any, actually incurred by Seller for: (i) title examination, survey, and municipal searches, including the issuance of Seller’s Title Commitment and any continuation thereof, without issuance of a title insurance policy, and issuance of Seller’s Title Policy; (ii) fees paid to Seller’s engineer for preparing any environmental and engineering reports with respect to the Property; and (iii) the actual and reasonable third-party costs incurred by Seller in connection with the negotiation of this Agreement, including, without limitation, reasonable attorneys’ fees.

(b) If Seller shall default in the performance of any of Seller’s obligations to be performed under this Agreement and the Closing does not occur as a result thereof (a “Seller Default”), Purchaser shall have the right to (i) cancel this Agreement, whereupon this Agreement shall terminate and neither Party shall have any further rights or obligations with respect to each other or this Agreement; or (ii) seek specific performance, damages, or both. And Seller shall reimburse Purchaser for Purchaser’s Costs (which reimbursement obligation shall survive the termination of this Agreement). The term “Purchaser’s Costs” is defined for the purpose of this Agreement as the expenses, if any, actually incurred by Purchaser for: (i) title examination, survey, and municipal searches, including the issuance of the Title Commitment and any continuation thereof, without issuance of a title insurance policy, and issuance of the Title Policy; (ii) fees paid to Purchaser’s engineer for preparing any environmental and engineering reports with respect to the Property; (iii) costs of Purchaser’s Inspections, and (iii) the actual and reasonable third-party costs incurred by Purchaser in connection with the negotiation of this Agreement and Purchaser’s due diligence with respect to the Property, including, without limitation, reasonable attorneys’ fees.

(c) Any such action for specific performance must be commenced within sixty (60) days after such default.

Section 10.15 Time of the Essence. The Parties hereto acknowledge and agree that, except as otherwise expressly provided in this Agreement, TIME IS OF THE ESSENCE for the performance of all actions (including, without limitation, the giving of Notices, the delivery of documents, and the funding of money) required or permitted to be taken under this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PURCHASER:

VetaNova Inc., a Nevada corporation

By:	/s/ John McKowen
John McKowen, President and CEO

SELLER:

GrowCo Partners 2, LLC, a Colorado limited liability company

By:	/s/ John McKowen
John McKowen, Manager

EXHIBIT A

 WARRANTY DEED

GrowCo Partners 2, LLC, a Colorado limited liability company (“Grantor”), whose legal address is 335 A Josephine Street, Denver, Colorado 80206, for consideration of ________________________ and No/100 Dollars ($____,_______.00), in hand paid, hereby sells and conveys to VetaNova Inc., a Nevada corporation (“Grantee”) whose address is 335 A Josephine Street, Denver, Colorado 80206 (“Grantee”), the following real property in the County of Pueblo and State of Colorado, to wit:

Parcel 2 of land survey plat for GrowCo recorded May 18th 2015 at reception no. 2004707, a portion of the Southeast 1/4 of Section 15, T 22 S, R 63 West of the 6th Principal Meridian, Pueblo County Colorado to wit:

Beginning at the Center 1/4 corner of said Section 15; thence N89° 02’ 53”E, a distance of 1937.86 feet; thence S00° 55’ 06”E, a distance of 516.84 feet; thence S89° 04’ 54”W, a distance of 1282.09 feet; thence S00° 55’ 06”E, a distance of 503.00 feet; thence N89° 04’ 54”E, a distance of630.20 feet; thence S00° 55’ 06”E, a distance of283.59 feet; thence S89° 04’ 54”W, a distance of 1312.86 feet; thence N00° 15’ 52”E, a distance of 1302.57 feet to the True Point of Beginning, containing 39.314 Acres, more or less with no address

and

Parcel 4 of land survey plat for GrowCo recorded May 18th 2015 at reception no. 2004707, a portion of the Southeast 1/4 of Section 15, T 22 S, R 63 West of the 6th Principal Meridian, Pueblo County Colorado to wit:

Commencing at the Southeast Corner of said Section 15; thence N 45° 32’ 51” W, a distance of. 42.18 feet to the True Point of Beginning; thence S89° 06’ 55”W, a distance of 1001.76 feet; thence N00° 53’ 05”W, a distance of 616.18 feet; thence S88° 49’ 55”W, a distance of945.94 feet; thence N00° 55’ 06”W, a distance of 503.00 feet; thence ,N89° 04’ 54”E, a distance of 1378.83 feet; thence N00° 55’ 06”W, a distance of18K19 feet; thence N89° 04’ 54”E, a distance of 584.36 feet; thence S00° 13’ 17” E, a distance fJ303.92foet to the True Point of Beginning, containing 39.215 Acres, more or less.

having an address of 39335 Harbour Road, Pueblo, Colorado 81006 (“Property”) together with all:

with all its appurtenances and warrants the title to the same.

Executed this ________ day of _________________ 2021.

GRANTOR:

GrowCo Partners 2, LLC, a Colorado limited liability company

By:
___________________, Manager

STATE OF COLORADO	)
/s/	)
COUNTY OF _________	)

The foregoing document was acknowledged before me this ______ day of __________________ 2021, by ___________________, Manager of GrowCo Partners 2, LLC, a Colorado limited liability company.

Witness my hand and official seal.

My commission expires: _______________

_______________________________________
Notary Public

SCHEDULE 3.04

Materials

All of the foregoing items which are in Seller’s possession, custody, or control at any time on the Effective Date or thereafter until the Closing Date:

(i)	“As-built” plans and specifications relating to the Improvements and any alteration thereof;

(ii)	All existing warranties with respect to any Improvements and any other related personal property;

(iii)	All of Seller’s tax invoices and tax receipts relating to the Property for the immediately preceding three (3) years;

(iv)	All existing supply, maintenance, repair or service contracts with respect to the Property;

(v)	A summary of capital repairs made to the Improvements within the immediately preceding three (3) years, as certified by Seller.

(vi)	All notices of violations and citations, including any criminal citations or allegations of criminal activity on or about the Property, currently pending or which have been received by Seller during the immediately preceding three (3) years or which remain outstanding.

(vii)	All reports, documents, studies, analyses, and other written information with respect to the Property, including results of physical inspections, engineering studies, engineering drawings and specifications, surveys, environmental reports, soils tests, site plans, feasibility studies, market studies, architectural plans, specifications and drawings, title reports, permits, approvals, and authorizations;

(viii)	Any and all information including invoices, maintenance records, service records, reports, and other documents and correspondence pertaining to the water and utilities, heating and air conditioning, plumbing, structural, and roof systems;

(ix)	All paid invoices and waivers of mechanics’ and materialmen’s liens for any work which was done in connection with the Improvements for any period in which such lien may be currently filed under any applicable law;

(x)	Copies of insurance certificates and any insurance claims filed by or with respect to the Property for the prior two (2) years; and

(xi)	Any additional information relating to the Property reasonably requested by Purchaser.

AMENDMENT TO REAL PROPERTY PURCHASE AND SALE AGREEMENT

THIS AMENDMENT TO REAL PROPERTY PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of this 12th day of July, 2021 (the “Effective Date”), by and between VetaNova Inc. (“Purchaser”), and GrowCo Partners 2, LLC (“Seller”).

RECITALS

A.	WHEREAS, Seller and Purchaser entered into that certain Real Property Purchase and Sale Agreement dated June 11, 2021 (the “Agreement”); and
B.	WHEREAS, pursuant to Section 5.01 of the Agreement, the Closing Date of the transaction contemplated under the Agreement was July 12, 2021; and
C.	WHEREAS, pursuant to Section 10.05 of the Agreement, amendments thereto can be made in a writing executed by Seller and Purchaser; and
D.	WHEREAS, Seller and Purchaser desire to amend Section 5.01 of the Agreement by changing the Closing Date to August 12, 2021.

WHEREFORE, the Seller and Purchaser agree to the following:

1.	The Closing Date in Section 5.01 is hereby changed to August 12, 2021.
2.	All other terms, conditions, and provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first set forth above.

PURCHASER:

VetaNova Inc., a Nevada corporation

By:	John McKowen
John McKowen, President and CEO

SELLER:

GrowCo Partners 2, LLC, a Colorado limited liability company

By:	John McKowen
John McKowen, Manager